AMENDED AND RESTATED

PURCHASE AGREEMENT

AMONG

COGENTRIX OF OKLAHOMA, INC.,

GREEN COUNTRY ENERGY, LLC,

and

GREEN COUNTRY HOLDING LLC

Dated as of April 11, 2003

TABLE OF CONTENTS
ARTICLE I DEFINITIONS AND INTERPRETATION		1
1.1	Definitions.	1
1.2	Cross-Reference Table.	7
1.3	Interpretation.	7

ARTICLE II SALE AND PURCHASE		8
2.1	Sale and Purchase of the Acquired Interest.	8
2.2	Closing.	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER		9
3.1	Corporate Status, etc.	9
3.2	Capitalization	9
3.3	Conflicts; Consents	10
3.4	Brokers and Finders	10
3.5	Company Permits; Compliance With Laws.	10
3.6	Taxes.	11
3.7	ERISA.	11
3.8	Litigation.	12
3.9	Property.	12
3.10	Contracts.	13
3.11	Insurance.	14
3.12	Environmental Matters.	14
3.13	Intellectual Property.	14
3.14	Financial Statements; Absence of Undisclosed Liabilities; Absence of Changes.	15
3.15	Books and Records.	15
3.16	Representations Complete.	15
3.17	Solvency.	15
3.18	Technical Information.	15
3.19	Financing Representations Complete.	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		16
4.1	Corporate Status, etc.	16
4.2	Capitalization.	16
4.3	Conflicts; Consents.	17
4.4	Financing.	17
4.5	Brokers and Finders.	17
4.6	Purchase for Investment.	17
4.7	Business of Purchaser.	18
4.8	Information and Investigation.	18
4.9	Litigation.	18
4.10	Taxes.	18
4.11	Representations Complete.	18

ARTICLE V COVENANTS		19
5.1	Conduct of Business.	19
5.2	Efforts to Consummate Transaction.	20
5.3	Access and Information.	21
5.4	Publicity.	22
5.5	Transfer Taxes.	22
5.6	Notification of Certain Matters.	22
5.7	Tax Matters.	22
5.8	Refinancing.	22
5.9	Conversion Services Agreement Consent.	22
5.10	Transfer of Seller's membership interests in Operator.	22

ARTICLE VI CONDITIONS TO CLOSING		23
6.1	Conditions to the Obligations of the Seller and the Purchaser.	23
6.2	Conditions to the Obligations of the Purchaser.	23
6.3	Conditions to the Obligation of the Seller.	25
6.4	Condition Subsequent	26

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		26
7.1	Survival of Representations, Warranties and Covenants.	26
7.2	Indemnification by the Seller.	27
7.3	Indemnification by Purchaser.	27
7.4	Matters Involving Third Parties.	28

ARTICLE VIII TERMINATION		29
8.1	Termination.	29
8.2	Effect of Termination.	29

ARTICLE IX GENERAL PROVISIONS		30
9.1	Expenses.	30
9.2	Further Action.	30
9.3	Certain Limitations and Waiver.	30
9.4	Notices.	30
9.5	Parties in Acquired Interest; Assignment.	31
9.6	Third-Party Beneficiaries.	32
9.7	Amendment; Waivers, etc.	32
9.8	Entire Agreement	32
9.9	Exclusive Remedies; Enforcement.	32
9.10	Severability.	32
9.11	Counterparts.	32
9.12	Governing Law.	33
9.13	Consent to Jurisdiction, etc.	33
9.14	Waiver of Punitive and Other Damages and Jury Trial.	33
9.15	Confidentiality.	34
9.16	Amendment and Restatement.	34

SCHEDULES AND ANNEXES

Schedule 3.4	Brokers and Finders
Schedule 3.5(a)	Company Permits
Schedule 3.5(b)	Certain Disclosures Regarding Company Permits
Schedule 3.5(c)	Certain Disclosures Regarding Company Permits Liabilities
Schedule 3.6(a)	Taxes
Schedule 3.7	Employee Benefit Plans
Schedule 3.8	Litigation
Schedule 3.9(a)	Real Property
Schedule 3.10(a)	Contracts
Schedule 3.10(b)	Certain Disclosures Regarding Contracts
Schedule 3.11	Insurance Policies and Fidelity Bonds
Schedule 3.12(a)	Certain Disclosures Regarding Environmental Matters
Schedule 3.12(b)	Certain Disclosures Regarding Hazardous Materials Activities
Schedule 3.12(c)	Certain Disclosures Regarding Material Compliance Issues Relating to Environmental Laws
Schedule 3.14(b)	Liabilities
Schedule 3.18	Technical Information
Schedule 6.1(d)	Consents of Third Parties
Schedule 6.1(e)	Consents and Notifications with respect to the Company Permits
Schedule 6.2(h)	Refinancing Terms
Schedule 6.2(o)	Methods and Practices Regarding Working Capital
Schedule 6.2(t)	Separateness Covenants and Independent Director Provisions
Schedule 6.2(v)	Settlement Term Sheet

Annex I	Form of Amended & Restated Operating Agreement
Annex II	Reserved
Annex III	Form of Purchase Guaranty
Annex IV	Form of Seller Guaranty
Annex V	Form of Seller Indemnification Agreement
Annex VI	Form of Seller Indemnification Guaranty
Annex VII	Form of First Amendment to O&M Agreement

Exhibit I	Form of Legal Opinion of Latham & Watkins LLP, special transactional counsel to Seller, the Company and Seller Guarantor
Exhibit II	Form of Legal Opinion of Moore & Van Allen PLLC, counsel to Seller, the Company and Seller Guarantor
Exhibit III	Form of Legal Opinion of Van Ness Feldman, regulatory counsel to Seller and the Company
Exhibit IV	Form of Legal Opinion of Moore & Van Allen PLLC, tax counsel to Seller and the Company
Exhibit V	Form of Legal Opinion of Boesche, McDermott & Eskridge, LLP, local counsel to Seller and the Company
Exhibit VI	Form of Legal Opinion of Chadbourne & Parke LLP, special counsel to Purchaser and Purchaser Guarantor
Exhibit VII	Form of Legal Opinion of Bond K. Koga, counsel to Purchaser and Purchaser Guarantor

AMENDED AND RESTATED PURCHASE AGREEMENT

          AMENDED AND RESTATED PURCHASE AGREEMENT, dated as of April 11, 2003 (this "Agreement"), among COGENTRIX OF OKLAHOMA, INC., a Delaware corporation (the "Seller"), GREEN COUNTRY ENERGY, LLC, a Delaware limited liability company (the "Company") and GREEN COUNTRY HOLDING LLC, a Delaware limited liability company (the "Purchaser"), relating to the purchase and sale of the Acquired Interest (as defined below).

W I T N E S S E T H:

          WHEREAS, the Seller directly owns one-hundred percent (100%) of the issued and outstanding membership interests (the "Membership Interests") of the Company and as a result thereof, prior to the Closing Date (as defined below) the Seller has had and will have exclusive control of the operation and management of the Company;

          WHEREAS, the Purchaser is a Delaware limited liability company presently wholly owned by Aircraft Services Corporation, a Nevada corporation ("ASC") and General Electric Credit Corporation of Tennessee, a Tennessee corporation ("GECCT");

          WHEREAS, subject to the terms and conditions set forth herein, the Seller wishes to sell the Acquired Interest (as defined below) to the Purchaser, and the Purchaser wishes to purchase the Acquired Interest from the Seller in exchange for consideration comprised of the Cash Purchase Price and the Seller's Interest (as such terms are defined below);

          WHEREAS, the Seller and Purchaser entered into two amendments dated May 14, 2003 and May 21, 2003, respectively, to the Original Purchase Agreement dated as of April 11, 2003;

          WHEREAS, this Agreement amends and restates the Original Purchase Agreement.

          NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made in this Agreement and of the mutual benefits to be derived therefrom, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

          1.1     Definitions.

          As used in this Agreement and the Schedules, the following terms have the following meanings:

          Acquired Interest:  one-hundred percent (100%) of the Membership Interests issued and outstanding on the Closing Date, including all rights and interests associated therewith, to be sold to the Purchaser by the Seller pursuant to this Agreement.

          Affiliate:  (a) with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons, (b) with respect to any natural person: a parent, immediate family member or lineal descendant of any of the foregoing, and a trust of which such natural person or any of the foregoing is a settlor or beneficiary or trustee, and (c) with respect to any trust:  a settlor or beneficiary or trustee of such trust, and a Person that is an Affiliate of such settlor or beneficiary or trustee under clauses (a) or (b) of this paragraph.

          Amended & Restated Operating Agreement:  the operating agreement of the Purchaser, as modified as described herein, in the form of Annex I hereto.

          Ancillary Documents:  the Amended & Restated Operating Agreement and the certificates delivered pursuant to Sections 6.2(c) and 6.3(c).

          Authorized Officer:  a president, chairman, vice chairman, vice president or other officer of the applicable Person that is authorized pursuant to the by-laws or other governing instruments of such Person to bind such Person.

          Bankruptcy Event:  the occurrence and continuation of any of the following events:

          (a)     Insolvency or Voluntary Proceedings:  a Person (i) commences any case, proceeding or other action (A) under any existing or future law or any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeks to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeks appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; (ii) makes, or proposes to make a general assignment for the benefit of its creditors; (iii) admits or proposes to admit in writing its inability to pay its debts as they become due; (iv) files or proposes to file any plan of reorganization pursuant to 11 U.S.C. Section 301 et seq. or consents to the filing of an involuntary petition pursuant to 11 U.S.C. Section 303 et seq.; or (v) takes, or proposes to take any action in furtherance of, or indicates its consent to, approval of or acquiescence in, any of the acts set forth in clause (i) or (ii) above; or

          (b)     Involuntary Proceedings:  (i) an involuntary petition is filed against a Person under any existing or future law or any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors or a receiver, trustee, custodian or other similar official is appointed to take possession, custody or control of any property of such Person, as applicable, and (A) such petition or appointment is not dismissed, set aside or withdrawn or otherwise ceases to be in effect within sixty (60) days from the date of said filing or appointment, or (B) an order for relief is entered against such Person, with respect thereto, or (C) such Person shall take any action indicating its consent to, approval of, or acquiescence in, any such petition or appointment.

          Business Day:  any day other than a Saturday, a Sunday, or a day on which commercial banks in New York, New York or the State of Oklahoma are required or authorized by law to remain closed.

          Code:  the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          Cogentrix:  Cogentrix Energy, Inc., a North Carolina corporation.

          Company L/C Proceeds Reserve:  means the reserve of $25,000,000 that has been established by the Company for use solely in connection with the satisfaction of any judgments entered in connection with, or settlement of, the L/C Litigation, subject to release upon final judgment or final settlement of the L/C Litigation.

          Consent:  any consent, approval, authorization, notification, waiver, order, application, filing, license, registration, declaration or qualification of or with any Person.

          Contract:  any agreement, lease, license, evidence of indebtedness, bond, mortgage, indenture, indemnity, instrument or other binding contract.

          Control (including the terms "controlled by" and "under common control with"):  the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          Conversion Services Agreement:  the Amended and Restated Dependable Capacity and Conversion Services Agreement between the Company and PECO Energy Company, dated August 25, 1999, as assigned to Exelon Generating Company, LLC, as the same may be amended, modified or supplemented from time to time

          Environmental Law:  any federal, state, regional or local law (including common law), statute, rule, code, regulation, ordinance, judicial or administrative decision, requirement or order relating to (a) manufacture, transport, use, treatment, storage, disposal, release or threatened release of Hazardous Materials or (b) the protection of human health, safety or the environment (including, without limitation, natural resources, cultural resources, air, and surface or subsurface land and waters).

          ERISA:  the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

          ERISA Affiliate:  means any trade or business which is treated as a single employer with any Person pursuant to Section 414(b), (c), (m) or (o) of the Code.

          Facility:  the approximately 795-megawatt dispatchable, combined cycle natural gas-fired generating facility located in Jenks, Oklahoma.

          FERC:  the Federal Energy Regulatory Commission, or its successor.

          First Amendment to O&M Agreement:  the First Amendment to O&M Agreement in substantially the form of Annex VII hereto.

          FPA:  the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

          GAAP:  United States generally accepted accounting principles as in effect from time to time.

          Governmental Entity:  any supranational, national, federal, state, regional, municipal or local governmental or quasi-governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign.

          Hazardous Material:  any substance or material that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous, acutely hazardous, a contaminant, a hazardous or toxic pollutant or otherwise a danger or threat to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to applicable Environmental Law

          HSR Act:  the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          Insurance Side Letter: the Insurance Side Letter from ASC and GECCT addressed to the Seller, to be executed on the Closing Date.

          Knowledge:  with respect to a Person, the actual (and not constructive or imputed) knowledge of such Person, and, if such Person is not a natural person, that of any of the officers, directors, partners, members or managers of such Person.

          Law:  any foreign, federal, state or local law (including Environmental Laws), statute, ordinance, decree, requirement, directive, order, judgment, rule, regulation or code.

          L/C Litigation:  means, collectively, those claims against the Company in (a) the complaint filed by JPMorgan Chase Bank in the action styled JPMorgan Chase Bank v. Green Country Energy, LLC, Cogentrix of Oklahoma, Inc., and Cogentrix Energy, Inc., Case No. 02-CV-10232, District Court of the Southern District of New York, State of New York, and (b) the complaint filed by Bayerische Landesbank in the action styled Bayerische Landesbank v. Banca Nazionale del Lavora, Index No. 605870/01, New York Supreme Court, Commercial Part, and any successor or subsequent cause of action arising out of the same subject matter.

          L/C Proceeds:  the amounts drawn by the Company under the letters of credit provided by or on behalf of National Energy Production Corporation and its affiliates pursuant to the engineering, procurement and construction agreements between the Company and such Persons.

          L/C Reserve:  means the $26,824,483.51 reserved by the Seller and pledged to the Company as collateral to secure the Seller's obligations under the Project Indemnity Agreement to reimburse the Company for payments of all damages, losses, claims, judgments, liabilities, fines, penalties and settlements suffered by, levied against or payable by the Company arising out of the L/C Litigation after all amounts in the Company L/C Proceeds Reserve have been applied by the Company to the payment to third parties of amounts owing with regard to such damages, losses, claims, judgments, liabilities, fines, penalties and settlements; provided that the L/C Reserve shall be released to the Seller without restriction upon the earlier of final settlement of, or final payment of, all claims arising in connection with the L/C Litigation.

          Liability:  any and all debts, liabilities, obligations and commitments, whether asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

          Lien:  any charge, claim, proxy, voting trust or agreement, mortgage, pledge, deed of trust, hypothecation, security interest, title defect, option, easement, encroachment, obligation, understanding or arrangement which provides for restrictions on title or transfer of any nature whatsoever.

          Loan Agreement:  that certain Loan and Reimbursement Agreement, dated as of December 15, 1999, among the Company, the financial institutions from time to time party thereto as Lenders, Bank of America, N.A. as Lender, Issuing Bank and Administrative Agent, Banc of America Securities LLC as Syndication Agent and Arranger, and Cobank, ACB as Documentation Agent and Arranger, as amended, supplemented, or otherwise modified from time to time.

          Losses:  any costs, expenses, fees (including fees of attorneys, accountants, and other experts), Liabilities, losses, deficiencies, obligations, claims, damages, judgments, awards, fines, or penalties including any amounts paid or incurred in defense or settlement of any of the foregoing or in connection with any action, suit or proceeding, in each case net of applicable insurance proceeds if and when received.

          Membership Interest Pledge Agreement:  a Membership Interest Pledge Agreement in form customary for transactions similar to the Refinancing, to be delivered by Purchaser to the Seller and the Security Agent, pledging the ownership interests in the Company to the Security Agent, as security for the obligations of the Company under the Refinancing.

          O&M Agreement:  the Operation and Maintenance Agreement between the Company and the Operator, dated as of October 5, 1999.

          Operator:  Green Country Operating Services, LLC, a Delaware limited liability company.

          Organizational Documents:  with respect to any corporation, its articles or certificate of incorporation and by-laws; with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

          Original Purchase Agreement:  means that certain Purchase Agreement, as amended, among the Seller, the Company and the Purchaser, dated as of April 11, 2003.

          Permits:  any permit, license, grant, certification, approval, exemption, waiver, application, consent, variance, order, decree, franchise, registration, authorization, or other action taken, entered or issued by or with any Governmental Entity.

          Permitted Liens:  (a) Liens with respect to obligations under any applicable Project Operative Agreement, including the Lien established pursuant to the Membership Interest Pledge Agreement, (b) Liens created by or at the request of the Purchaser, and (c) Liens that constitute "permitted liens" under and as defined in the Loan Agreement.

          Person:  any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Entity or other entity.

          Project:  the collective reference to the Facility, the Site, and all Permits, easements, servitudes and other real property interests and rights relating to the Facility or the Site that are owned or leased by the Company or in which the Company has any rights.

          Project Indemnity Agreement: means that certain Project Indemnity and Security Deposit Agreement, among the Seller, the Company and the Depositary Agent to be executed on the Closing Date, pursuant to which (a) the Seller shall agree, subject to the terms and conditions thereof, to reimburse the Company for certain claims arising from the L/C Litigation in an aggregate amount not to exceed $26,195,516.49 if amounts available in the Company L/C Proceeds Reserve are insufficient to fulfill any settlement or judgment relating to the L/C Litigation, and (b) the Seller shall have established a reserve of 26,195,516.49 and shall have pledged such reserve as collateral to the Company to secure such obligations.

          Project Operative Agreements:  any loan agreement entered into in connection with a refinancing of the indebtedness under the Loan Agreement, together with each of the Contracts listed in Schedule 3.10(a).

          Purchase Guaranty:  a guaranty in substantially the form of Annex III hereto.

          Purchaser Guarantor:  General Electric Capital Corporation, the guarantor of Purchaser's obligations hereunder.

          Purchaser Membership Interests:  one-hundred percent (100%) of the issued and outstanding membership interests of Purchaser.

          Securities Act:  the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          Security Agent:  any trustee, bailee or security agent acting on behalf of lenders or institutions providing debt financing to the Company for the ownership, operation, maintenance, improvement or leasing of the Project in connection with the Refinancing (as defined in Section 6.2(h).

          Seller Guaranty:  a guaranty in substantially the form of Annex IV hereto.

          Seller Guarantor:  Cogentrix Energy, Inc., the guarantor of Seller's obligations hereunder.

          Seller Indemnification Agreement:  the Seller Indemnification Agreement in substantially the form of Annex V hereto.

          Seller Indemnification Guaranty:  the Seller Indemnification Guaranty in substantially the form of Annex VI hereto.

          Seller Material Adverse Effect:  the result of one or more facts, events, occurrences, changes or effects which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (a) the business, properties, assets, results of operations or financial condition of the Company, or (b) the ability of the Seller to consummate the Transaction or perform any of its obligations hereunder or under any Ancillary Documents.

          Seller's Advisor:  Babcock & Brown Financial, L.P.

          Seller's Interest:  the membership interests in the Purchaser to be issued to the Seller at the Closing as part of consummation of the Transaction, comprising, after giving effect to such issuance, ten percent (10%) of all of the issued and outstanding membership interests in the Purchaser.

          Settlement Term Sheet:  means the term sheet attached hereto as Schedule 6.2(v) setting forth the terms of the settlement between City of Jenks, Oklahoma and the Company with regard to the litigation described on Part III of Schedule 3.8.

          Site:  the land on which the Facility is located.

          Solvent:  with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          Subsidiary:  with respect to any Person (for the purposes of this definition, the "parent"), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least ten percent of the securities or ownership interests are directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.

          Tax:  any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

          Tax Return:  any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any Laws relating to any Tax.

          Transaction:  (a) the purchase by the Purchaser and sale by the Seller of the Acquired Interest, (b) the effectiveness of the Amended and Restated Operating Agreement, and (c) the issuance to Seller of the Seller's Interest, so that, upon consummation thereof, 90%, in the aggregate, of the membership interests in the Purchaser will be owned by ASC and GECCT and 10% of the membership interests in the Purchaser will be owned by Seller in accordance with the Amended and Restated Operating Agreement, and Purchaser will own 100% of the issued and outstanding Membership Interests in the Company, all as provided for in this Agreement.

          Uncovered Loss:  the amount of loss (net of tax benefit) suffered after December 31, 2002 but prior to Closing by the Company as a result of damage to, or destruction or loss of, any asset or property, which is not covered by insurance maintained by the Company or which has not been paid in full to Seller by any other Person.

          1.2     Cross-Reference Table.

          The following terms are defined in the indicated Sections of this Agreement:

Defined Term	Section Reference
Affiliate	Section 3.7 (for purposes of Section 3.7 only)
Agreement	Preamble
Antitrust Division	Section 6.1(a)
ASC	Preamble
Audits	Section 3.6(a)
Cash Purchase Price	Section 2.1(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Permits	Section 3.5(a)
Easement Property	Section 3.9(a)
Employee Benefit Plan	Section 3.7
Exelon	Section 6.2(p)
Financial Statements	Section 3.14
FTC	Section 6.1(a)
GECCT	Preamble
Hazardous Materials Activities	Section 3.12(b)
Indemnified Party	Section 7.4(a)
Indemnifying Party	Section 7.4(a)
Leased Real Property	Section 3.9(a)
Membership Interests	Recitals
Moody's	Section 6.2(p)
Owned Real Property	Section 3.9(a)
Partsco	Section 6.2(t)
PECO	Section 6.2(p)
Purchaser	Preamble
Purchaser Indemnified Party	Section 7.2(a)
Real Property	Section 3.9(d)
Revised Calculations	Section 6.4
Refinancing	Section 6.2(h)
Report	Section 5.2(b)(i)
S&P	Section 6.2(p)
Seller	Preamble
Seller Indemnified Party	Section 7.3(a)
Title Policy	Section 3.9(a)
Third Party Claim	Section 7.4(a)
Third Party Expenses	Section 9.1

          1.3     Interpretation.

          In this Agreement, unless otherwise specified, the following rules of interpretation apply:

          (a)  references to Sections, Schedules, and Annexes and parties are references to sections or sub-sections, schedules, and annexes of, and parties to, this Agreement;

          (b)  the section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement;

          (c)  references to any Law include references to such Law as modified, codified, re-enacted or replaced;

          (d)  references to any Person include references to such Person's successors and permitted assigns;

          (e)  words importing the singular include the plural and vice versa;

          (f)  words importing one gender include the other gender;

          (g)  references to the words "include" and "including" or any iteration thereof do not imply any limitation;

          (h)  references to months are to calendar months;

          (i)  the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (j)  references to "$" or "dollars" refer to U.S. dollars; and

          (k)  unless the context otherwise requires: use of any of "action," "claim," "suit," "proceeding," "arbitration," or "mediation" includes any and all of such terms.

ARTICLE II

SALE AND PURCHASE

          2.1     Sale and Purchase of the Acquired Interest.

          (a)  Closing Date Consideration.  Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, and the Purchaser shall simultaneously purchase, the Acquired Interest. The consideration for the Acquired Interest shall be (i) Ninety-Seven Million Seven Thousand Five Hundred Dollars ($97,007,500) (the "Cash Purchase Price") plus (ii) the Seller's Interest.

          (b)  Cash Purchase Price Adjustment.  The Cash Purchase Price shall be:
(i) adjusted, upward or downward, on the Closing Date by $150,000 for each decrease or increase, respectively, of one (1) basis point in the interest rate for the Refinancing from 7.75%;
(ii) reduced on the Closing Date by an amount equal to any Uncovered Loss;
(iii) reduced on the Closing Date by an amount equal to $47,500 multiplied by the number of days elapsed between April 15, 2003 and the Closing Date;

          (iv)    increased on the Closing Date by an amount equal to ninety percent (90%) of the amount of current receivables (less than thirty (30) days past due) together with ninety percent (90%) of the amount of accrued revenue, in each case arising under the Conversion Services Agreement, which amount shall not exceed Five Million Five Hundred Thousand Dollars ($5,500,000), in the aggregate;

(v) increased on the Closing Date by an amount equal to ninety percent (90%) of any pre-paid expenses as of the Closing Date;
provided, that, the Cash Purchase Price shall not exceed One Hundred and Twelve Million Dollars ($112,000,000).

          2.2     Closing.

          The closing of the sale and purchase of the Acquired Interest (the "Closing") shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, at 9:00 a.m., New York time, as soon as practicable, but in any event not later than five (5) Business Days after the satisfaction or waiver of the conditions contained in Article VI, or at such other place, time and date as the parties may agree (the "Closing Date"). At the Closing, (a) the Seller shall deliver or cause to be delivered to the Purchaser evidence of transfer of the Acquired Interest, (b) the Purchaser shall deliver to the Seller by wire transfer, in immediately available funds, an amount of cash equal to the Cash Purchase Price, and (c) the Purchaser shall deliver or cause to be delivered the Seller's Interest to the Seller. Upon execution hereof, the Purchaser shall deliver to the Seller the Purchase Guaranty.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE SELLER

          The Company and the Seller jointly and severally, represent and warrant to the Purchaser as follows:

          3.1     Corporate Status, etc.

          (a)  Organization.  The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and it has full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted. The Company is duly qualified, licensed or admitted to transact business, and is in good standing, in all of the jurisdictions in which the ownership, leasing or operation of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted has not had or could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

          (b)  Authorization, etc.  Each of the Company and the Seller has full corporate power and authority (i) to enter into this Agreement and the Ancillary Documents to which it is or will be a party, (ii) to consummate the Transaction, (iii) to consummate all other transactions contemplated by this Agreement or any Ancillary Document to which it is or will be a party, and (iv) to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company and the Seller of this Agreement and each Ancillary Document to which it is or will be a party, and the consummation by the Company and the Seller of the Transaction and all other transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of the Company and the Seller, and no other corporate proceedings on the part of the Company and the Seller are necessary to authorize this Agreement or any of the Ancillary Documents or to consummate the Transaction or any other transaction contemplated hereby or thereby.

          (c)  Validity.  This Agreement has been, and each Ancillary Document to which the Company and the Seller is or will be a party has been or will be, duly executed and delivered by the Company and the Seller, and, subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.3(e), this Agreement constitutes, and each such Ancillary Document will constitute when duly executed and delivered by the Seller, the valid and binding obligation of the Company and the Seller, enforceable against the Company and the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

          3.2     Capitalization.

          (a)  Valid Title and Issuance.  The Seller directly owns, and immediately prior to the Closing will own, one-hundred percent (100%) of the issued and outstanding Membership Interests of the Company pursuant to valid title, free and clear of Liens, other than Permitted Liens, and all such Membership Interests have been validly issued and are fully paid and nonassessable. The Seller is the sole beneficial and record owner of all such interests, and the Company has no outstanding membership or other ownership interests other than those owned by the Seller.

          (b)  Agreements with Respect to the Acquired Interest.  Except as provided by the Project Operative Agreements, and except as contemplated by this Agreement, there is no (i) voting trust or agreement, membership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, stock appreciation right, redemption or repurchase right, antidilutive right or proxy relating to the Acquired Interest, (ii) Contract restricting the transfer of, or requiring the registration for sale of, the Acquired Interest (except as to which the conditions to any transfer of the Acquired Interest will be satisfied on or prior to the Closing Date), or (iii) option, warrant, call, right or other Contract to issue, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any equity securities of the Company or agreement to enter into any Contract with respect thereto. On and as of the Closing Date, upon the consummation of the Transaction as provided for herein, the Seller will deliver to the Purchaser the Acquired Interest free and clear of any Liens, except for Permitted Liens.

          (c)  Subsidiaries.  The Company has no Subsidiaries nor any other equity or other ownership interest in any Person, directly or indirectly.

          3.3     Conflicts; Consents.

          (a)  Conflicts.  Subject to receipt of the Consents provided for in Sections 6.1(a), 6.1(c), 6.1(d) and 6.1(e), and satisfaction of the condition set forth in Section 6.3(d), neither the execution and delivery by the Company and the Seller of this Agreement or any Ancillary Document, nor the consummation by the Company and the Seller of the Transaction,

          (i)     will conflict with or result in any violation of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any provision of:

(A) the Organizational Documents of the Seller or the Company; or
(B) any material Contract by the Company or the Seller or by which any of its assets is bound;

          (ii)     will, except as provided in the Membership Interest Pledge Agreement, result in the creation of any Lien upon the Acquired Interest or any Lien upon any material asset or property of the Company; or

(iii) will violate in any material respect any Law to which the Company or the Seller is subject, or by which any of the Acquired Interest, or any of the assets of the Company or the Seller is bound.

          (b)  Consents.  No Consent of or with any Governmental Entity or third Person is required to be obtained by the Seller or the Company prior to the consummation of the Transaction in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the Transaction, except (i) for the Consents provided for in Sections 6.1(a), 6.1(c), 6.1(d) and 6.1(e), and (ii) as may be required due to the regulatory status of the Purchaser.

          3.4     Brokers and Finders.

          Except for the engagement of the Seller's Advisor with respect to the Transaction, and as set forth in Schedule 3.4, none of the Company, the Seller or any of their Affiliates has incurred, nor will incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transaction.

          3.5     Company Permits; Compliance With Laws.

          (a)  Schedule 3.5(a) accurately lists each material Permit issued to the Company by a Governmental Entity which is required for the operation or conduct of the Company's business (including, but not limited to the Facility), the holding of any interest in its properties and assets by the Company or the holding of any interest in the Company by the Seller (herein collectively referred to as the "Company Permits"). The Company Permits were duly and validly obtained and issued and are in full force and effect, are not subject to appeal or any other administrative or judicial review and constitute all Permits required for the Company to operate or conduct its business or hold interest in its properties and assets. No event has occurred and no fact exists with respect to the Company Permits that allows, or after notice or lapse of time or both would allow, modification, revocation or termination of any of the Company Permits, or would result in any other impairment of the rights of the holder of any of the Company Permits; subject in all cases to required renewals and reissuances of Permits in accordance with their terms.

          (b)  Except as set forth in Schedule 3.5(b), the Company (i) has been at all relevant times in the past in compliance with all applicable Laws and Company Permits, except for any non-compliance that could not reasonably be expected to have a Seller Material Adverse Effect, and (ii) is currently in material compliance with all applicable Laws and Company Permits.

          (c)  Except as set forth in Schedule 3.5(c), as of the date of this Agreement, to the Company's and Seller's Knowledge, the Company, the Seller and the Facility have not (i) received from any Governmental Entity or other Person any written notice of a violation, alleged violation, non-compliance, liability or potential liability, or investigation or inquiry with respect to the foregoing or (ii) entered into any material order or settlement with any Governmental Entity or Person. No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company and Seller, threatened, under any applicable Law with respect to any property owned, operated, occupied or leased at any time by the Seller or the Company.

          (d)  This Section 3.5 does not relate to litigation matters which are instead the subject of Section 3.8 hereof, or property matters which are instead the subject of Section 3.9 hereof.

          3.6     Taxes.

          (a)  The Company has timely filed (or has had timely filed on its behalf) or will file or cause to be filed, all federal Tax Returns and all other material Tax Returns required by applicable Law to be filed by it prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects. The Company has timely paid (or has had timely paid on its behalf) all material Taxes falling due prior to the Closing Date. There are no Liens for Taxes upon any property or assets of the Company, except for Liens for Taxes not yet due. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings being referred to collectively as "Audits") or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of the Company, except as set forth in Schedule 3.6(a). There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company.

          (b)  Seller has been the sole member of the Company at all times since the formation of the Company. The Company has not made (and has not had to make on its behalf) any election to be treated as an association taxable as a corporation for federal, state or local income tax purposes, and, therefore, the Company has been disregarded as an entity separate from the Seller for federal income tax purposes and for all relevant state and local income tax purposes at all times since its formation.

          (c)  Immediately after consummation of the Transaction the Company's depreciable property otherwise constituting 20-year property under Section 168(c) of the Code is "qualified Indian reservation property" within the meaning of Code Section 168(j)(4) which pursuant to Section 168(j)(2) of the Code qualifies for a 12-year recovery period.

          3.7     ERISA.

          Except as provided in Schedule 3.7 hereto, the Company does not currently maintain, sponsor, participate in, or contribute to, and is not required to contribute to, nor it ever, maintained, sponsored, participated in, or contributed to, or been required to contribute to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA ("Employee Benefit Plan"), for the benefit of any employee, officer or director of the Company. Except as provided in Schedule 3.7 hereto, the Company has not incurred nor is reasonably expected to incur any Liability under ERISA or the Code with respect to any Employee Benefit Plan or an Affiliate which could reasonably be expected to become a Liability of Purchaser. "Affiliate" (for purposes of this Section 3.7 only) shall mean any Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code. No ERISA Affiliate of the Company or the Seller currently maintains, sponsors, participates in, contributes to or has any liability to or obligation to contribute to, nor, within the five year period preceding the date hereof, has any such ERISA Affiliate or former ERISA Affiliate maintained, sponsored, participated in, contributed to, or been required to contribute to, any Employee Benefit Plan subject to Title IV of ERISA.

          3.8     Litigation.

          Except as set forth in Schedule 3.8, there is no action, suit, claim or proceeding of any nature pending or to the Company's or Seller's Knowledge threatened against the Company, the Seller, or their respective properties and assets (including the Facility) or any of their respective officers. Except as set forth in Schedule 3.8, the Company, the Seller and the Facility have not entered into any material order or material settlement with any Governmental Entity or Person. There is no investigation or inquiry pending or, to the Company's or Seller's Knowledge, threatened against the Company, its properties and assets (including the Facility) or any of its officers or employees by or before any Governmental Entity. No Governmental Entity is challenging or questioning any Company Permit or the legal right of the Company to own, operate and maintain the Facility or conduct its operations as presently or previously conducted. Except as set forth in Schedule 3.8, there is no pending or, to the Knowledge of the Seller and the Company, threatened, action, suit, claim, proceeding application, petition, objection, or other pleading with any Governmental Entity that challenges or questions the validity of any rights of the holder under any Company Permit.

          3.9     Property.

          (a)  Schedule 3.9(a) sets forth a list and the location of all real property owned by the Company (the "Owned Real Property"). Schedule 3.9(a) sets forth a list of all real property currently leased by the Company (the "Leased Real Property"), the name of the lessor and the date of the lease and each amendment thereto and all material easements which benefit the Owned Real Property and the Leased Real Property (the "Easement Property"). All such leases and easements are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases or easements, any existing default or event of default as defined in such leases (or event which with notice or lapse of time, or both, would constitute a default) or any other encumbrance other than encumbrances scheduled on the existing policy of title insurance issued by Fidelity National Title Insurance Company as policy 1312-92670 (the "Title Policy"). True and complete copies of all deeds, easements, leases, title insurance policies and surveys in possession of the Company relating to any real property have heretofore been furnished to the Purchaser.

          (b)  The Company has (i) good and legal title to each item of its respective Owned Real Property, free and clear of all Liens, including Liens arising under or pursuant to any Environmental Law, except for Permitted Liens and (ii) valid leasehold estates in each item of Leased Real Property, free and clear of all Liens, including Liens arising under or pursuant to any Environmental Law on such leasehold estates, except for Permitted Liens, and (iii) valid easement estates in each material easement which benefits the Owned Real Property or Leased Real Property, free and clear of all Liens, except Permitted Liens.

          (c)  The Company has good and valid title to, or in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, except Permitted Liens, (i) all of the material tangible and intangible personal property and assets currently used in the business of the Company and (ii) the tangible and intangible personal property and assets reflected in the balance sheet of the Company dated December 31, 2002, except for assets, properties and rights disposed of in the ordinary course of business, consistent with past practice.

          (d)  Schedule 3.9(a) sets forth the Owned Real Property, Leased Real Property and Easement Property (collectively, the "Real Property"), which includes all of the owned real property, leases and easements necessary or used or held for use in connection with the business of the Company. All of the tangible personal property used or held for use in the Company's business is, adequate, in all material respects, for the purposes for which it is presently being used, subject to normal wear and tear and generally accepted industry practice with respect to maintenance. All leased personal property is, in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and will be upon expiration thereof.

          (e)  The Company has not received written notice of a material proceeding in eminent domain or other similar material proceedings affecting any material portion of the Real Property and, to the Company's and the Seller's Knowledge, no such proceeding is threatened.

          (f)  To the Company's and the Seller's Knowledge, (i) the improvements located on the Real Property do not violate in any material respect any applicable material building code, zoning requirement or classification, (ii) the use and operation of the Real Property in conduct of the business of the Company, as currently conducted, does not violate in any material respect any instrument of record or agreement affecting such property, and (iii) there is no material violation of any covenant, condition, restriction, easement or agreement or order or law of any Governmental Entity that affects the Real Property or the ownership, operation, use or occupancy thereof.

          3.10     Contracts.

          (a)  Except as set forth in Schedule 3.10(a), the Company is not a party to or bound by:

          (i)     any material agreement, contract or commitment with any officer, employee or member of the Company or officer, employee, director or shareholder of the Seller or any Affiliate of the Company, the Seller or the Seller Guarantor;

(ii) any fidelity or surety bond or completion bond;

          (iii)     any lease of personal property having a value individually in excess of $200,000 per annum or $500,000 in the aggregate for all leases or which is not cancelable by the Company without penalty within ninety (90) days;

(iv) any agreement of indemnification or guaranty;
(v) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any Person;
(vi) any agreement relating to capital expenditures and involving future payments in excess of $500,000, individually or $500,000, in the aggregate;
(vii) any agreement relating to the disposition of material assets, other than in the ordinary course of the Company's business;
(viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(ix) any construction contracts;
(x) any dependable capacity and conversion services agreements;
(xi) any agreements for the purchase of fuel or sale of the Facility's output;
(xii) any operations and maintenance agreements;
(xiii) any fuel supply agreements; or

          (xiv)     any other agreement, contract or instrument that involves $50,000 or more and is not cancelable by the Company without penalty within ninety (90) days and any other material agreement that is not cancelable by the Company without penalty within one (1) year following the Closing Date.

          (b)  Except for alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, set forth in Schedule 3.10(b), the Company is not in breach, violation or default under, and has not received notice that it is in breach, violation or default under, any of the material terms or conditions of any Project Operative Agreement or any other agreement, contract or commitment required to be set forth in Schedule 3.10(a). Each such agreement, contract or commitment is in full force and effect and, except as otherwise disclosed in Schedule 3.10(b), neither the Company nor the Seller has Knowledge of any continuing material default thereunder by any third party.

          (c)  The Seller has delivered to Purchaser true and correct copies of all Contracts listed in Schedule 3.10(a), including all Project Operative Agreements.

          3.11     Insurance.

          Schedule 3.11 sets forth a complete list of all insurance policies and fidelity bonds covering the respective assets, business, equipment, properties, operations, employees and officers of the Company, and each such policy is in full force and effect. Since January 1, 1996, the Company has been continuously insured against risks and losses, with insurers, and in amounts comparable to those of the policies set forth in Schedule 3.11. Each insurance program described as being part of a "master program" on Schedule 3.11 is part of such program as of the date of this Agreement. There have been no claims by the Company past or pending under any of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid to the extent due and payable and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Except as set forth in Schedule 3.11, no insurance policy relating to the Company has been terminated, nor has the Company or the Seller received any notice denying coverage under any such policy, and neither the Company nor the Seller has any Knowledge of any threatened termination of any of such policies.

          3.12     Environmental Matters.

          (a)  Except as set forth in Schedule 3.12(a), the Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) released any material amount of any Hazardous Material, except for process, office and janitorial supplies and other such materials utilized at, and in the operation and maintenance of, the Facility in the ordinary course of business, in each case properly and safely maintained in all material respects. Except as could not reasonably be expected to result in material liability, no Hazardous Materials are present, as a result of the actions of the Company or, to the Company's or the Seller's Knowledge, as a result of any actions of any third party or otherwise during the Company's ownership or occupancy of such property, in, on, under or emanating from any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased, except for process, office and janitorial supplies and other such materials utilized at, and in the operation and maintenance of, the Facility in the ordinary course of business, in each case properly and safely maintained in all material respects.

          (b)  Except as set forth in Schedule 3.12(b), the Company has not transported, stored, used, manufactured, disposed of or released Hazardous Materials (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any Environmental Law or Company Permit in such manner as to result in material liability or potential liability under any Environmental Law.

          (c)  Except as set forth in Schedule 3.12(c), to the Company's and the Seller's Knowledge, the Company, the Seller and the Facility, are, and at all relevant times in the past have been, in material compliance with all applicable Environmental Laws and Company Permits except where such non-compliance could not reasonably be expected to have a Seller Material Adverse Effect, and, to the Company's and the Seller's Knowledge, there are no material capital expenditures by the Company or the Seller currently required under applicable Environmental Laws in order to maintain such compliance.

          3.13     Intellectual Property.

          To the Company's and the Seller's Knowledge, the Company owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights which, in each case, are necessary for the operation of its business. Nothing has come to the attention of the Company to the effect that (a) any material product, process, method, substance, part or other material presently contemplated to be sold by or employed by the Company in connection with its business will infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person, (b) there is, or there is pending or proposed, any patent, invention, device, application or principle or any statute, law, rule, regulation, standard or code relating to the use of technology or intellectual property by the Company which could reasonably be expected to have a Seller Material Adverse Effect.

          3.14     Financial Statements; Absence of Undisclosed Liabilities;
                      Absence of Changes.

          (a)  The Seller has made available to the Purchaser the Company's unaudited financial statements for the year ended December 31, 2002 (the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, are true and correct and fairly present the Company's financial condition as of such date and the results of operation and cash flows of the Company for the periods ended thereby, and no material change in the Company's financial condition has occurred since the day before the most recent balance sheet delivered pursuant to this Agreement.

          (b)  The Company has no Liabilities other than (i) Liabilities reflected or reserved against in the Financial Statements (or included in the notes to the Financial Statements), (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2002, or any Liabilities incurred in connection with the Refinancing and satisfied in connection with the Refinancing prior to or concurrently with Closing, and (iii) Liabilities listed in Schedule 3.14(b).

          (c)  The Company has not suffered any Uncovered Loss in excess of $100,000. As of the date hereof, the Company has not taken any action or omitted to take any action since the date of the most recent balance sheet delivered pursuant to this Agreement of the type specified in clauses (a) through (u) of Section 5.1. Since the date of such balance sheet, there has been no change in the Company's business that would have a Seller Material Adverse Effect.

          3.15  Books and Records.

          (a)  The books of account and minute book of the Company which have been made available to the Purchaser (i) are accurate and complete in all material respects and have been maintained in accordance with good business practices and on a basis materially consistent with prior years, and (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and material dispositions of the respective assets of the Company.

          (b)  The minute book of the Company has been made available to counsel for Purchaser prior to the Closing and is the only minute book of the Company and contains an accurate summary, in all material respects, of all resolutions of the sole member since the time of formation of the Company.

          3.16     Representations Complete.

          None of the representations or warranties made by the Seller in this Agreement, nor any statement made in any Schedule attached hereto or certificate furnished by the Seller pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          3.17     Solvency.

          The Seller is a Solvent entity. The Seller is not subject to or contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its respective assets or property, and the Seller has no Knowledge of any Person contemplating the filing of any such petition against it.

          3.18     Technical Information.

          To the Company's and Seller's Knowledge, the information contained in each document identified in Schedule 3.18 was accurate in all material respects as of the date such document was initially created.

          3.19     Financing Representations Complete.

          The representations or warranties made by the Company in the Indenture (as defined in the Amended and Restated Operating Agreement) (a) that are qualified as to materiality shall be true and correct, and (b) that are not so qualified shall be true and correct in all material respects, except to the extent that (i) any failure of such representation or warranty contained in the Indenture to be true and correct in all material respects does not constitute an "Event of Default" as defined in the Indenture, or (ii) the representations and warranties made by the Company in the Indenture (A) pertain to the "Owner" as defined in the Indenture, and (B) are inaccurate as a direct or indirect result of (y) the ownership, direct or indirect, of the Purchaser by ASC or GECCT, or (z) an act or omission of ASC, GECCT or any Affiliate thereof, other than the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Seller as follows:

          4.1     Corporate Status, etc.

          (a)  Organization.  The Purchaser is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full limited liability company power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

          (b)  Authorization, etc.  The Purchaser has full limited liability company power and authority (i) to enter into this Agreement and each Ancillary Document to which it is or will be a party, (ii) to consummate the Transaction at the time specified therefor herein, (iii) to consummate all other transactions contemplated by this Agreement or such Ancillary Document at the time specified herein and therein and (iv) to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Document to which it is or will be a party, and the consummation by the Purchaser of the Transaction and all other transactions contemplated hereby and thereby, have been duly authorized by all requisite limited liability company action on the part of the Purchaser and no other limited liability company proceedings on the part of the Purchaser, are necessary to authorize this Agreement or any of the Ancillary Documents or to consummate the Transaction or any other transaction contemplated hereby or thereby.

          (c)  Organizational Documents.  The Purchaser has made available to the Seller complete and correct copies of its Organizational Documents, as in full force and effect on the date of this Agreement.

          (d)  Validity.  This Agreement has been, and each Ancillary Document to which the Purchaser is or will be a party will be, duly executed and delivered by the Purchaser, and this Agreement constitutes, and each such Ancillary Document to which it is or will be a party will constitute when so duly executed by the Purchaser, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

          4.2     Capitalization.

          (a)  Valid Title and Issuance. ASC and GECCT directly own, and immediately prior to the Closing will own, one hundred percent (100%) of the issued and outstanding membership interests of the Purchaser pursuant to valid title, free and clear of Liens, and all such membership interests have been validly issued and are fully paid and non-assessable. As of the date hereof, ASC and GECCT are, and immediately prior to the Closing ASC and GECCT will be, the sole beneficial and record owner of all such interests, and the Purchaser has, and immediately prior to the Closing will have, no outstanding membership or other ownership interests other than those owned by ASC and GECCT.

          (b)  Agreements With Respect to the Seller's Interest. Except as contemplated by this Agreement, there is no (i) voting trust or agreement, membership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, stock appreciation right, redemption or repurchase right, antidilutive right or proxy relating to the Seller's Interest or any interest in the Purchaser, (ii) Contract restricting the issuance of, or requiring the registration for sale of, the Seller's Interest (except as to which the conditions to the issuance of the Seller's Interest will be satisfied on or prior to the Closing Date), or (iii) option, warrant, call, right or other Contract to issue, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any equity interest of the Company or agreement to enter into any Contract with respect thereto. On and as of the Closing Date, upon the consummation of the Transaction as provided for herein, the Purchaser will issue and deliver to the Seller the Seller's Interest free and clear of any Liens.

          4.3     Conflicts; Consents.

          (a) Conflicts.  Neither the execution and delivery by the Purchaser of this Agreement or any Ancillary Document to which it is or will be a party, nor the consummation by the Purchaser of the Transaction,

          (i)      will conflict with or result in any violation of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any provision of:

(A) the Organizational Documents of the Purchaser, or

                    (B)     any Contract by which the Purchaser or any of its assets is bound, except for such conflicts, violations, defaults, rights of termination, cancellation, modification or acceleration, or losses of benefits, that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser; or

          (ii)     will violate any Law to which the Purchaser is subject, except for violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser.

          (b) Consents.  Except for the Consents provided for in Sections 6.1(a) and 6.1(c), no Consent of or with any Governmental Entity or third Person is required to be obtained by the Purchaser prior to the consummation of the Transaction in connection with the execution and delivery of this Agreement or any Ancillary Document by the Purchaser or the consummation by the Purchaser of the Transaction.

          4.4     Financing.

          The Purchaser currently has access to sufficient immediately available funds in cash or cash equivalents and at the Closing will have sufficient immediately available funds, in cash, to pay the Cash Purchase Price and to pay all other amounts payable pursuant to this Agreement.

          4.5     Brokers and Finders.

          None of the Purchaser or any of its Affiliates has engaged any broker, finder or agent in connection with the Transaction so as to give rise to any claim against the Seller, any of its Affiliates, or the Company, for any brokerage or finder's commission, fee or similar compensation.

          4.6     Purchase for Investment.

          (a)  The Purchaser is acquiring the Acquired Interest for investment and not with a view toward, or for sale in connection with, any resale or distribution thereof, nor with any present intention of distributing or selling the Acquired Interest except in compliance with the Securities Act.

          (b)  The Purchaser is able to bear the economic risk of holding the Acquired Interest for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Acquired Interest.

          4.7     Business of Purchaser.

          The Purchaser has been formed for the purpose of engaging in the transactions contemplated hereby and by the Ancillary Documents and to own directly the Company following the Closing. The Purchaser has not engaged in any business or activity of any type or kind other than in connection with this Agreement, the transactions contemplated hereby or the Ancillary Agreements, and activities in connection with or in furtherance thereof. At the time of Closing, the Purchaser will have no assets or liabilities except in connection with or in furtherance of the foregoing.

          4.8     Information and Investigation.

          The Purchaser acknowledges that it has conducted to the extent it deems it necessary, an independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company which investigation, review and analysis was done by Purchaser and its Affiliates and, to the extent Purchaser deemed appropriate, by Purchaser's representatives. Purchaser acknowledges that it and its representatives have had the opportunity to receive such information as, in its judgment, are necessary for it to make an informed investment decision. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon its investigation, review and analysis and not on any factual representations or opinions of the Seller or any of Seller's representatives (except the specific representations and warranties of Seller and the Company set forth in Article III of this Agreement and the schedules thereto), and Purchaser further acknowledges that, except for the representations and warranties of Seller and the Company set forth herein, neither Seller, the Company nor any of their respective directors, officers, shareholders, members, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any estimates, projections, forecasts, operating plans or budgets concerning financial or other information relating to the Company) provided or made available to the Purchaser or their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives (including (i) in the Confidential Equity Information Memorandum dated August 2002 relating to the Company, (ii) in materials furnished in Seller's data room, (iii) in presentations by the Seller's or the Company's or their respective Affiliates' management or (iv) otherwise).

          4.9     Litigation.

          There is no action, suit, claim or proceeding of any nature pending or to the Purchaser's Knowledge threatened against the Purchaser by or before any Governmental Entity that would reasonably be expected to impede the ability of the Purchaser to consummate the Transaction.

          4.10     Taxes.

          The Purchaser has not made (and has not had made on its behalf) any election to be treated as an association taxable as a corporation for federal, state or local income tax purposes, and, therefore, the Purchaser has been a partnership for federal income tax purposes and for all relevant state and local income tax purposes at all times since its formation.

          4.11     Representations Complete.

          None of the representations or warranties made by the Purchaser in this Agreement, nor any statement made in any Schedule attached hereto or certificate furnished by the Purchaser pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS

          5.1     Conduct of Business.

          From the date of this Agreement to the earlier of the termination of this Agreement or the Closing, except (a) for entering into and performing this Agreement, (b) for the effect of the consummation of the Transaction or any other transaction contemplated by this Agreement and the Ancillary Documents, or (c) as otherwise consented to by the Purchaser in writing, which consent shall not be unreasonably withheld or delayed, the Seller shall cause the Company to, and the Company shall, conduct its business, including the operation, maintenance and repair of its assets and properties, in the ordinary course and substantially consistent with past practices. In furtherance of the foregoing provisions of this Section 5.1, but without limiting the foregoing, except as expressly contemplated by this Agreement or the Project Operative Agreements, the Seller shall not permit the Company, without the prior written consent of Purchaser (except to the extent any such action is required or permitted under the Contracts identified in Schedule 3.10(a)), to:

          (a)  Modify or amend in any material respect, or terminate, or assign any of the Project Operative Agreements or any other material Contract to which the Company is a party, or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business, or violate any material term of any such material Contract unless any such violation shall be cured on or prior to the Closing Date without material liability to the Company;

          (b)  Declare, set aside or pay any distributions (whether in cash, stock or property) in respect of any Membership Interests, except for cash distributions permitted pursuant to the Project Operative Agreements and cash available to be distributed to the Seller subject to Section 6.2(v), simultaneously with the Closing, or as otherwise provided pursuant to the terms of this Agreement, or split, combine or reclassify any Membership Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Membership Interests;

          (c)  Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase, redeem or otherwise acquire or propose the purchase, redemption or acquisition of, any Membership Interests or options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, obligating the Company to issue, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired, any Membership Interests;

          (d)  Cause or permit any material amendments to its Organizational Documents;

          (e)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or other business organization or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business and materially consistent with past practices any assets in any material amount;

          (f)  Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

          (g)  Incur any indebtedness for borrowed money (other than trade payables incurred in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

          (h)  Grant any severance or termination pay in excess of $50,000 (i) to any director or officer or (ii) to any other employee except, in each case, payments made pursuant to written agreements outstanding on the date hereof disclosed in Schedule 3.10(a);

          (i)  Pay or commit to pay any bonus or other incentive compensation to any officer, director or other employee or grant (or commit to grant) to any officer, director or employee any other increase in compensation or benefits, except salary, incentive compensation, and profit sharing participation increases all in the ordinary course of business consistent with past practices;

          (j)  Enter into, adopt or amend (or commit to enter into, adopt or amend) any employment, retention, change in control, collective bargaining, deferred compensation, severance, retirement, bonus, profit-sharing, stock option or other equity, pension or welfare plan or agreement maintained for the benefit of any officer, director or employee, except as required by law;

          (k)  Except as required by GAAP, make any material change in its accounting principles or the methods by which such principles are applied for financial accounting purposes;

          (l)  Pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (m)Make or change any material election in respect of Taxes (including without limitation, any election to be treated as an association taxable as a corporation for federal, state or local tax purposes), adopt or change any accounting method or period in respect of Taxes, enter into any tax-sharing, allocation, compensation or like agreement, settle any claim or assessment in respect of Taxes, request or any tax ruling or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (n)  Enter into any strategic alliance or joint venture;

          (o)  Repay any indebtedness for borrowed money, except as required by existing debt instruments;

          (p)  Except as disclosed in the budgets provided to the Purchaser prior to the date hereof, make capital expenditures;

          (q)  Loan money to any Person unless the amount of such loan, together with all such loans made, taken as a whole, is less than $50,000 or forgive or extend the date for payment or otherwise modify any material terms of any material loan;

          (r)  Agree or consent to any matter in connection with any proceeding by or before any Governmental Entity other than in the ordinary course of business;

          (s)  (i) Enter into any agreement or arrangement with any director or officer of the Seller or the Company or any direct or indirect Affiliate of any one or a group of the foregoing, or (ii) modify any such arrangement;

          (t)  Change its methods or practices in managing working capital in a manner inconsistent with the methods and practices disclosed by Seller to Purchaser prior to the execution and delivery of this Agreement; or

          (u)  Enter into any agreement or otherwise commit to take any actions described in the foregoing clauses.

          5.2     Efforts to Consummate Transaction.

          Each of the parties hereto shall use commercially reasonable efforts to take or cause to be taken all actions required to be taken by it to consummate the Transaction and all other transactions contemplated by this Agreement and the Ancillary Documents, including the following:

          (a)  Each of the parties hereto shall file or supply, or cause to be filed or supplied, as soon as reasonably practicable following the execution of this Agreement, all material applications, notifications and information required to be filed or supplied by it pursuant to applicable Law or this Agreement in connection with the Transaction and all other transactions contemplated by this Agreement or any Ancillary Document.

          (b)  In furtherance of Section 5.2(a), but without limitation:

          (i)     the Purchaser and the Seller shall prepare and file, or cause to be filed, any notification and report form (each, a "Report") required to be filed by it under the HSR Act with respect to the consummation of the Transaction, as soon as reasonably practicable following the execution of this Agreement;

          (ii)     each party hereto shall, as soon as reasonably practicable following the execution of this Agreement, cooperate with the other parties in making any filings required for the Company (a) to dispose of FERC-jurisdictional facilities under section 203 of the FPA, and (b) to reflect a change in status under section 205 of the FPA.

          (iii)     each party hereto shall promptly inform the other parties of any communications from any Governmental Entity regarding the Transaction and, following consultation with the other parties regarding an appropriate response, promptly comply in good faith with any request for additional information or documentary material, and each such other party shall cooperate with and assist such party in complying with any such request; and

          (iv)     each party hereto shall contest, to the extent commercially reasonable, any action, claim or suit seeking to have imposed any order, decree, judgment, injunction, ruling or order (whether temporary, preliminary, or permanent) that would prevent or materially delay the consummation of the Transaction.

          (c)  Each of the parties hereto shall use its commercially reasonable efforts to promptly obtain, and shall cooperate with each other in obtaining, all Consents from Governmental Entities and third Persons required to be obtained as a condition to consummation of the Transaction, including those Consents set forth in Schedule 6.1(d).

          (d)  None of the parties hereto shall enter into or complete any transactions that could reasonably be expected to delay, hinder or prohibit the consummation of the Transaction, including failure of the condition contained in Section 6.1(a) to be satisfied.

          (e)  The Seller and the Company shall use commercially reasonable efforts to maintain any and all currently existing Company Permits and shall obtain any necessary renewals of Company Permits or reissuance of Company Permits in connection with the ordinary course of business, and the Company shall be responsible for any applicable fees associated with such renewals or reissuance of any Company Permits prior to Closing.

          5.3     Access and Information.

          (a)  Prior to the Closing, the Seller shall, and shall cause the Company to, (i) provide the Purchaser, upon reasonable notice, with access, during regular business hours, to the offices, properties, employees, consultants, and books and records of or relating to the Company and its business as the Purchaser may reasonably request, subject to Purchaser's compliance with all safety rules and regulations in effect at the Facility, (ii) respond to the Purchaser's reasonable requests for information and documentation regarding the Company, and (iii) provide Purchaser promptly after they become available, the monthly operating reports of the Company; provided, that, (1) the Purchaser shall not conduct any environmental site assessment, compliance evaluation or investigation with respect to the Company without prior written approval from the Seller and without ongoing consultation with the Seller with respect to any such approved activity and (2) the Seller shall provide to the Purchaser information with respect to any proposed regulatory filing and shall consult with the Purchaser with respect thereto.

          (b)  The Purchaser, its agents and Affiliates and any of their respective employees, directors and officers shall not contact or communicate with the customers, suppliers, lenders and licensors of the Seller and its Affiliates in connection with the Transaction other than with the prior written consent of the Seller which shall not be unreasonably withheld or delayed.

          5.4     Publicity.

          (a)  Except as required by applicable Law or rules of any relevant securities exchange, none of the parties shall, directly or indirectly, make or cause to be made any public announcement or issue any public notice in respect of this Agreement or the Transaction without the prior written consent of the other parties.

          (b)  Prior to the Closing, the parties shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Transaction and prior to making any filings with any Governmental Entity or with any relevant securities exchange with respect to the Transaction.

          5.5     Transfer Taxes.

          The Purchaser shall be liable for 50% and the Seller shall be liable for 50% of all transfer, stamp, documentary, sales, use and similar Taxes arising from the Transaction. The Purchaser shall file in a timely fashion all Tax Returns relating to such Taxes, unless the Seller is otherwise required by Law to do so (in which case the Seller shall file such Tax Returns in a timely fashion).

          5.6     Notification of Certain Matters.

          Each party shall give prompt notice to the other parties of (a) the occurrence or non-occurrence of any event that has caused or is reasonably likely to cause, with the passage of time, giving of notice, or otherwise, any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of notice pursuant to this Section 5.6 shall not limit or otherwise affect the rights or obligations hereunder of, or remedies available hereunder to, any party.

          5.7     Tax Matters.

          Any refunds or credits of Taxes of the Company relating to the period prior to the Closing Date (plus any interest received with respect thereto and including, without limitation, refunds or credits arising from amended returns filed on or after the Closing Date), shall be for the account of the Seller and, if received by the Purchaser or its Affiliates, shall be paid to the Seller within ten days after received by the Purchaser or such Affiliate.

          5.8     Refinancing.

          The Purchaser shall make itself available to, and reasonably cooperate with, the Seller in connection with effecting the Refinancing (as defined in Section 6.2(h)); provided that the obligations of the Purchaser under this Section 5.8 shall not reduce or otherwise affect the Purchaser's rights under Section 6.2(h).

          5.9     Conversion Services Agreement Consent.

          The Purchaser's execution of this Agreement shall constitute its consent to be bound by the confidentiality provisions contained in Section 21.9 of the Conversion Services Agreement as of the Closing Date.

          5.10     Transfer of Seller's membership interests in Operator.

          The Seller shall not transfer all its membership interests in the Operator to any other Person for so long as the O&M Agreement remains in effect, unless concurrently with such transfer the Seller causes the Operator to (i) execute and deliver to the Company covenants regarding the Operator's separate existence in a manner consistent with those set forth on Schedule 6.2(t), (ii) amend its Organizational Documents in accordance with Schedule 6.2(t), and (iii) elect an Independent Director (as defined in its Organizational Documents, as so amended) upon such transfer. The Seller hereby agrees that a transfer of membership interests in violation of this Section 5.10 shall render such transfer null and void.

ARTICLE VI

CONDITIONS TO CLOSING

          6.1     Conditions to the Obligations of the Seller and the Purchaser.

          The obligations of the parties hereto to consummate the Transaction shall be subject to the satisfaction or waiver by the benefiting party, on or prior to the Closing, of each of the following conditions:

          (a)  The Purchaser and the Seller shall have filed any Report required under the HSR Act to be filed by it with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and the waiting period required by the HSR Act shall have expired or been terminated by the FTC and/or the Antitrust Division or a consent order shall have been issued by the FTC and/or the Antitrust Division.

          (b)  There shall not have been issued and be in effect any applicable Law that prohibits the consummation of the Transaction or makes the consummation of the Transaction illegal.

          (c)  A FERC order, pursuant to Section 203 of the FPA, for changes in control over FERC-jurisdictional facilities permitting the consummation of the transactions contemplated by this Agreement shall have been obtained.

          (d)  All Consents from each of the Persons set forth in Schedule 6.1(d) hereto shall have been obtained.

          (e)  All Consents and notifications with respect to the Company Permits set forth in Schedule 6.1(e) hereto shall have been obtained.

          (f)  No preliminary or permanent injunction, temporary restraining order or other decree of any Governmental Entity and no action, suit or proceeding by, or before, any Governmental Entity shall have been instituted that challenges this Agreement or seeks to prohibit or materially restrain the consummation of the Transaction.

          6.2     Conditions to the Obligations of the Purchaser.

          The obligations of the Purchaser to consummate the Transaction shall be subject to the satisfaction or waiver by the Purchaser on or prior to the Closing Date of each of the following conditions:

          (a)  Each of the representations and warranties of the Company and the Seller contained in Article III (i) that are qualified as to materiality shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date (except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be true and correct as of such date).

          (b)  Each of the covenants and agreements of the Seller contained herein and in the Ancillary Documents to be performed on or prior to the Closing Date shall have been performed in all material respects.

          (c)  The Purchaser shall have received at the Closing a certificate certifying as to the matters set forth in Sections 6.2(a) and (b), dated as of the Closing Date and executed on behalf of the Seller and the Company by an Authorized Officer of the Seller and the Company.

          (d)  The Purchaser shall have received at the Closing a certificate certifying as to (i) the Organizational Documents of the Seller and the Company, (ii) resolutions of the board of directors of the Seller approving the sale of the Acquired Interest, and (iii) the incumbency of relevant officers of the Seller and the Company.

          (e)  The Seller shall have executed and delivered to the Purchaser the Amended and Restated Operating Agreement.

          (f)  The Seller shall have delivered to the Purchaser a certificate or certificates, evidencing the Acquired Interest, duly endorsed in blank or accompanied by appropriate instruments of transfer in proper form for transfer, accompanied by any requisite transfer stamps (at the Purchaser's expense), which certificate or certificates shall be delivered by the Purchaser to the Security Agent pursuant to Section 6.3(d).

          (g)  All Company Permits and any then-necessary renewals or reissuances of such Company Permits shall be in full force and effect.

          (h)   All of the conditions precedent to the refinancing of the Loan Agreement upon the terms set forth in Schedule 6.2(h) (the "Refinancing") shall have been fulfilled, and upon such other terms as are satisfactory to the Purchaser in its sole discretion, it being understood that terms set forth on Schedule 6.2(h) that are referred to as "usual", "customary", "standard", "in form and substance satisfactory," "to be agreed in the Financing Documents" or "to be agreed to by the senior lenders" or the like shall be satisfactory to the Purchaser in its sole discretion, and the Refinancing shall take effect immediately after consummation of the Transaction.

          (i)  No event, condition or circumstance shall have occurred since the date of this Agreement and shall exist that, individually or in the aggregate, has a Seller Material Adverse Effect.

          (j)  No action or proceeding by or before any court or other Governmental Entity shall have been commenced and be pending, and no such action or proceeding shall be threatened by a Governmental Entity, that in the reasonable judgment of the senior management of the Purchaser is reasonably likely to lead to an action or proceeding to restrain or challenge the Transaction or to result in the imposition of material Liability on the Purchasers or the Acquired Interest if the transaction is consummated.

          (k)  At least one business day prior to Closing, the Company and the Seller shall have delivered to the Purchaser the unaudited balance sheet of the Company as of the most recent practicable date preceding the Closing, prepared in accordance with GAAP, except for non-material period-end adjustments (the "Closing Balance Sheet"). The Closing Balance Sheet shall be accompanied by an officer's certificate of the chief financial officer of the Company certifying that such balance sheet was prepared on a basis consistent with the balance sheets for the Company delivered to the Purchaser at the time of execution and delivery of this Agreement.

          (l)  The Seller shall have contributed at least 10% of the difference between the amounts outstanding under the Loan Agreement on the Closing Date immediately prior to the Refinancing and the net proceeds received from the Refinancing.

          (m)  The Seller shall have (i) delivered to the Purchaser the Seller Guaranty executed by the Seller Guarantor, (ii) delivered to the Purchaser the Seller Indemnification Agreement executed by the Seller, (iii) delivered to the Purchaser the Seller Indemnification Guaranty executed by Cogentrix, (iv) delivered to the Purchaser the Undertaking Agreement executed by the Purchaser and the Company, and (v) established the L/C Reserve.

          (n)  The Seller shall have delivered to the Purchaser a legal opinion dated the Closing Date from (i) Latham & Watkins LLP, special transactional counsel to Seller, the Company and Seller Guarantor, substantially in the form attached as Exhibit I hereto, (ii) Moore & Van Allen PLLC, counsel to Seller, the Company and Seller Guarantor, substantially in the form attached as Exhibit II hereto, (iii) Van Ness Feldman, regulatory counsel to the Seller and the Company, substantially in the form attached as Exhibit III hereto, (iv) Boesche, McDermott & Eskridge LLP, local counsel to the Seller and the Company, substantially in the form attached as Exhibit IV hereto and (v) Moore & Van Allen PLLC, tax counsel to Seller and the Company, substantially in the form attached as Exhibit V hereto.

          (o)  The Company shall not have changed its methods or practices in managing or accounting for working capital in a manner inconsistent with its methods or practices except as set forth in Schedule 6.2(o) prior to execution of this Agreement.

          (p)   The senior unsecured credit rating of PECO Energy Company ("PECO") shall be at least BBB by Standard & Poor's, a division of the McGraw-Hill Companies, Inc. ("S&P") and PECO's long-term issuer rating shall be at least Baa1 by Moody's Investors Service ("Moody's") and the senior unsecured credit rating of Exelon Generating Company, LLC ("Exelon") shall be at least BBB+ by S&P and at least Baa2 by Moody's.

          (q)  The Company shall have entered into the First Amendment to O&M Agreement.

          (r)  The Company shall have delivered to the Purchaser all monthly bank statements for its revenue account and operating account since October 1, 2002, including the last reasonably available such bank statement before the Closing Date.

          (s)  None of the Seller, Cogentrix or Cogentrix Parts Company, Inc. ("Partsco") shall have become subject to a Bankruptcy Event.

          (t)  Each of the Seller and Partsco shall have (i) amended their respective Organizational Documents in accordance with Schedule 6.2(t) and (ii) elected an Independent Director (as defined in their respective Organizational Documents as so amended); and Seller shall have executed and delivered to the Company covenants regarding the Seller's separate existence as set forth on Schedule 6.2(t),

          (u)  The litigation described on Part III of Schedule 3.8 shall have been settled pursuant to a settlement agreement substantially in accordance with the terms of the Settlement Term Sheet.

          (v)  The Company shall have retained cash sufficient to cover payables and accrued liabilities as of the Closing Date (excluding liabilities relating to the L/C Proceeds and any claims with respect thereto).

          (w)  The Company shall have delivered to the Purchaser audited financial statements for the year ended December 31, 2002 and such audited financial statements shall be consistent with the Financial Statements in all material respects.

          (x)  On or prior to June 6, 2003, an agreement shall have been reached by Cogentrix and Purchaser Guarantor regarding the restructuring of the debt and equity of Caledonia Generating, LLC in a manner satisfactory to Purchaser Guarantor in its sole discretion; provided that if agreement regarding such satisfactory restructuring has not been reached and Seller has not received from Purchaser on or before June 6, 2003, a written notice that this condition will not be waived, this condition shall be deemed waived by Purchaser; provided, further, that any failure to reach a satisfactory agreement as required by this Section 6.2(x) shall not be deemed a failure by Seller or Purchaser, pursuant to Section 9.1, to diligently pursue the satisfaction of the closing conditions of this Agreement, and shall not give rise to an obligation for the payment of expenses by Purchaser or Seller thereunder.

          6.3     Conditions to the Obligation of the Seller.

          The obligation of the Seller to consummate the Transaction shall be subject to the satisfaction or waiver by the Seller on or prior to the Closing Date of each of the following conditions:

          (a)  Each of the representations and warranties of the Purchaser contained in Article IV (i) that are qualified as to materiality shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date (except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be true and correct as of such date).

          (b)  Each of the covenants and agreements of the Purchaser contained herein and in each of the Ancillary Documents to be performed on or prior to the Closing Date shall have been performed in all material respects.

          (c)  The Seller shall have received at the Closing a certificate certifying as to the matters set forth in Sections 6.3(a) and (b), dated as of the Closing Date and executed on behalf of the Purchaser by an Authorized Officer of the Purchaser.

          (d)  The Purchaser shall have executed and delivered to the Seller and the Security Agent the Membership Interest Pledge Agreement and shall, pursuant to the terms thereof, simultaneously with the Closing, deliver the membership certificate evidencing the Acquired Interest to the Security Agent.

          (e)  The Purchaser shall have paid the Cash Purchase Price in accordance with Section 2.1.

          (f)  The Purchaser shall have delivered to the Seller a certificate or certificates, evidencing the Seller's Interest, duly endorsed in blank or accompanied by appropriate instruments of transfer in proper form for transfer, accompanied by any requisite transfer stamps (at the Seller's expense).

          (g)  ASC and GECCT shall have contributed to the Purchaser, in the aggregate, the lesser of (i) 90% of the difference between the amounts outstanding under the Loan Agreement on the Closing Date immediately prior to the Refinancing and the net proceeds received from the Refinancing and (ii) $31,433,000, which contribution shall have, in turn, been contributed by the Purchaser to the Company in connection with the Refinancing.

          (h)  No action or proceeding by or before any court or Governmental Entity shall have been commenced and be pending, and no such action or proceeding shall be threatened by a Governmental Entity, and, that in the reasonable judgment of the Board of Directors of Seller is reasonably likely to lead to an action or proceeding to restrain or challenge the Transactions or to result in the imposition of material Liability on Seller if such transactions are consummated.

          (i)  The Purchaser shall have delivered to the Seller a legal opinion dated the Closing Date from (i) Chadbourne & Parke LLP, special counsel to Purchaser and Purchaser Guarantor, substantially in the form attached as Exhibit VI hereto and (ii) Bond K. Koga, counsel to Purchaser and Purchaser Guarantor, substantially in the form attached as Exhibit VII hereto.

          (j)  The amount of equity the Seller is obligated to contribute pursuant to Section 6.2(l) shall not have exceeded Four Million Dollars ($4,000,000).

          (k)  ASC and GECCT shall have executed and delivered to the Seller (i) the Amended and Restated Operating Agreement, (ii) the Seller Indemnification Agreement, and (iii) the Insurance Side Letter.

          6.4     Condition Subsequent.

          On or prior to the date that is thirty (30) days following the Closing Date, the Seller shall deliver to Purchaser revised calculations of the amounts set forth in Sections 2.1(b)(iv), 2.1(b)(v) and 6.2(v) together with reasonable backup financial information for such calculations (the "Revised Calculations"). ASC and GECCT shall review the Revised Calculations and unless ASC and GECCT, dispute the accuracy of the Revised Calculations or request additional information with respect thereto in a written notice addressed to the Seller within ten (10) Business Days after receipt of the Revised Calculations, the Revised Calculations shall be deemed final. If ASC and GECCT dispute the accuracy of the Revised Calculations, such dispute shall be resolved in accordance with the dispute resolution provisions set forth in Article 10 of the Amended and Restated Operating Agreement. Once the Revised Calculations have become final in accordance with the provisions set forth above, within three (3) Business Days the Seller shall pay ASC and GECCT, or ASC and GECCT shall pay Seller, as applicable, the lesser of (x) the net-amount owed pursuant to the Revised Calculations and (y) $250,000; provided that, to the extent that, as a result of manifest error in the initial calculations of amounts set forth in Sections 2.1(b)(iv), 2.1(b)(v) and 6.2(v), the Revised Calculations result in a net payment owed by ASC and GECCT or Seller, as applicable, pursuant to the Revised Calculations which exceeds $250,000, the limitation in clause (y) of the foregoing sentence shall not apply.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

          7.1     Survival of Representations, Warranties and Covenants.

          (a)     All of the Purchaser's and the Seller's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and continue until 5:00 p.m., Eastern Standard Time, on the date which is twenty one months following the Closing Date, and not thereafter, provided that (i) the Seller's representations with regard to the representation contained in Section 3.6(c) shall survive following the Closing Date until the expiration of all statutes of limitations with respect to claims brought by the relevant taxing authorities with respect to the fourth full fiscal year of the Company following the Closing Date, and not thereafter and (ii) the Seller's representation in Section 3.2 and the provisions of Section 5.4 will survive without limitation; provided, however, that if a claim is properly made under this Article VII with respect to any representation or warranty prior to the applicable expiration date, if any, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought.

          7.2     Indemnification by the Seller.

          (a)  Subject to Section 7.2(b), the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser, its officers, directors, agents and Affiliates (other than the Company) (each, a "Purchaser Indemnified Party") from and against any Losses incurred by such Purchaser Indemnified Party directly or indirectly as a result of:

          (i)  any inaccuracy in, or breach of, a representation or warranty of the Seller or the Company contained herein (or in any certificate, instrument, schedule or document attached to this Agreement and delivered by the Seller or the Company pursuant to this Agreement); and

(ii) any failure by the Seller or the Company to perform or comply with any of its covenants contained herein or in any Ancillary Document.

          (b)  The Seller shall have no Liability in the case of a claim by any Purchaser Indemnified Party under Section 7.2(a) unless and until, and then only to the extent that, such Purchaser Indemnified Party has suffered or incurred Losses consisting of actual damages aggregating in excess of one percent (1%) of the Cash Purchase Price, whereupon such Purchaser Indemnified Party shall be entitled to claim indemnification for the amount of all Losses, including those less than and in excess of such amount. In no event shall the aggregate liability of the Seller under Section 7.2(a) exceed seventy-five percent (75%) of the Cash Purchase Price, provided that any indemnity amount payable as a result of a breach of the representation or warranty of the Company or Seller contained in Section 3.2(a) and (b) hereof shall not exceed 100% of the Cash Purchase Price, provided, further, that no Purchaser Indemnified Party shall make an indemnity claim, either individually or together with other indemnity claims, that does not exceed $10,000.

          7.3     Indemnification by Purchaser.

          (a)  The Purchaser hereby agrees to indemnify, defend and hold harmless the Seller, its officers, directors, agents and Affiliates (other than the Company) (each, a "Seller Indemnified Party") from and against any Losses incurred by such Seller Indemnified Party directly or indirectly as a result of:

          (i)  any inaccuracy in, or breach of, a representation or warranty of Purchaser contained herein (or in any certificate, instrument, schedule or document attached to this Agreement and delivered by Purchaser pursuant to this Agreement); and

(ii) any failure by Purchaser to perform or comply with any material covenants of Purchaser contained herein or in the Ancillary Documents.

          (b)  The Purchaser shall have no liability in the case of a claim by any Seller Indemnified Party under Section 7.2(a) unless and until, and then only to the extent that, such Seller Indemnified Party has suffered or incurred Losses consisting of actual damages aggregating in excess of one percent (1%) of the Cash Purchase Price, whereupon such Seller Indemnified Party shall be entitled to claim indemnification for the amount of all Losses, including those less than and in excess of such amount. In no event shall the aggregate liability of the Purchaser under Section 7.3(a) exceed seventy-five percent (75%) of the Cash Purchase Price, provided that any indemnity amount payable as a result of a breach of the representation or warranty of the Company or Seller contained in Section 4.2(a) and (b) hereof shall not exceed 100% of the Cash Purchase Price, provided, further, that no Seller Indemnified Party shall make an indemnity claim, either individually or together with other indemnity claims, that does not exceed $10,000.

          7.4     Matters Involving Third Parties.

          (a)  If any third party shall notify a party entitled to indemnification under Sections 7.2 or 7.3 (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Article VII, then the Indemnified Party shall promptly notify (and in any event by the sooner to occur of (i) ten days after receipt of notice by it, and (ii) five days prior to the date a responsive pleading is due (which notification shall be made by either facsimile or overnight delivery pursuant to Section 9.4 hereof)) the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby.

          (b)  The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party promptly notifies the Indemnified Party in writing that the Indemnifying Party will indemnify the Indemnified Party, to the extent indemnification is provided for under Sections 7.2 or 7.3, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party claim and fulfill its indemnification obligations hereunder, and (iii) the Indemnifying Party thereafter conducts the defense of the Third Party Claim as actively and diligently as is reasonably appropriate.

          (c)  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless a written agreement is obtained releasing the Indemnified Party from all liability thereunder, (iv) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, which involves an injunction or other equitable relief, without the consent of the Indemnified Party, which consent will not be unreasonably withheld, and (v) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim which will, in the good faith judgment of the Indemnified Party, likely establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party.

          (d)  In the event that the Indemnifying Party at any time fails to satisfy any of the conditions in Section 7.4(b) above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses) as other such costs are incurred, provided that the Third Party Claim is subject to indemnification under Sections 7.2 or 7.3 and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur to the extent provided in Sections 7.2 or 7.3, as applicable.

          (e)  In the event the Seller is required to indemnify any Purchaser Indemnified Party as a result of a breach of the representation contained in Section 3.6(c), the computation of the Losses incurred by any Purchaser Indemnified Party as a result of such breach shall be made by determining the sum of the present value of the additional Taxes paid or payable by any Purchaser Indemnified Party for any tax year due to the loss of depreciation deductions for such tax year resulting solely from a breach or inaccuracy of the representation contained in Section 3.6(c), reduced by the sum of the present value of the tax benefits to any Purchaser Indemnified Party for any tax year due to correspondingly increased depreciation deductions realized or to be realized by any Purchaser Indemnified Party in subsequent years. The present value of such amounts shall be determined by using a tax rate of 38.55%, and a discount rate of 12%. If, at any time subsequent to an indemnification payment under this Section 7.4(e), any Purchaser Indemnified Party engages in a sale or other transaction that accelerates the use of future deductions, and immediately after consummation of such transaction the Company's depreciable property otherwise constituting 20-year property under Section 168(c) of the Code qualifies for a 12-year recovery period, the net present value computation described above shall be redetermined taking into account such acceleration of future deductions and such Purchaser Indemnified Party shall pay to Seller any reduction that results from such recomputation. Notwithstanding anything to the contrary in this Agreement, recovery of the indemnifiable Losses of each Purchaser Indemnified Party under this Section 7.4(e) shall be Purchaser's and each Purchaser Indemnified Party's sole and exclusive remedy, at law, equity or otherwise, for a breach or inaccuracy of the representation contained in Section 3.6(c).

ARTICLE VIII

TERMINATION

          8.1     Termination.

          This Agreement may be terminated at any time prior to the Closing Date:

          (a)  By the mutual written agreement of the Purchaser and the Seller;

          (b)  By either the Purchaser, on the one hand, or the Seller, on the other hand, by written notice to the other party if: (i) the other party has (and the terminating party shall not have) failed to perform and comply with, in all material respects, any agreement, covenant or condition hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within thirty (30) calendar days following notice of such failure by the terminating party; or (ii) any event occurs after the date of this Agreement that makes it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event is due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions of this Agreement to be performed or complied with by such party prior to the Closing; provided, however that such thirty (30) day period shall be extended to ninety (90) calendar days if such failure to perform or comply by its nature is susceptible to being cured and the party attempting to cure such failure is using and continues to use commercially reasonable efforts to effect a cure;

          (c)  By either the Purchaser or the Seller upon notice to the other sent after June 30, 2003, if the Closing Date has not occurred by such date (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date and such action or failure constitutes a breach of this Agreement); or

          (d)  By either the Purchaser or the Seller upon receipt by the Seller from the Purchaser of a notice of non-waiver of the condition set forth in Section 6.2(x).

          8.2     Effect of Termination.

          (a)  In the event of the termination of this Agreement under Section 8.1, this Agreement shall be of no further force or effect, except as set forth in this Section 8.2, and in Sections 7.2 and 7.3, 9.1 and 9.15, provided that nothing herein shall relieve any party from Liability for breach of this Agreement.

          (b)  If this Agreement is terminated under Section 8.1, the Purchaser shall return to the Seller all documents and other materials received from the Seller, its Affiliates or their respective agents (including all copies of or materials developed from any such documents or other materials) relating to the Transaction, whether obtained before or after the execution of this Agreement (or, if requested by the Seller, destroy such documents and materials and certify to the Seller their destruction).

ARTICLE IX

GENERAL PROVISIONS

          9.1     Expenses.

          Seller shall bear all fees and expenses incurred by it or the Company in connection with the transactions contemplated in this Agreement (excluding the Refinancing) including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by such party in connection with the negotiation and effectuation of the terms and conditions of this Agreement (excluding the Refinancing) and the transactions contemplated hereby, and Purchaser shall bear all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event the transactions contemplated by this Agreement are not consummated as a result of the failure of a party to diligently pursue the satisfaction of the closing conditions contained herein, then in addition to all other remedies at law and in equity, such party will reimburse to the other party all such Third Party Expenses incurred in connection with such transactions immediately upon demand therefor. Any Third Party Expenses reimbursed pursuant to this Section 9.1 shall be limited to $750,000.

          9.2     Further Actions.

          Each party shall execute, deliver, acknowledge and file, or shall cause to be executed, acknowledged, delivered and filed, all such further deeds, transfers, conveyances, assignments, assurances, certificates and other documents and take, or cause to be taken, such other actions as may reasonably be requested by any other party in order to consummate the Transaction or any other transaction contemplated by this Agreement or any Ancillary Document.

          9.3     Certain Limitations and Waiver.

          (a)  It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, at common law, statutory or otherwise, other than those set forth in Articles III and IV, with respect to the accuracy or completeness of the information, records, and data now, heretofore, or hereafter made available to the Purchaser in connection with this Agreement (including any description of the Company, or its respective facilities or equipment, revenue, price and expense assumptions, forecasts, or environmental information, or any other information furnished to the Purchaser by the Seller or any Affiliate of the Seller or any director, officer, employee, counsel, agent, or advisor thereof, including that certain Confidential Equity Information Memorandum for the Sale of Certain Ownership Interests in Green Country Energy, LLC, dated August 2002).

          (b)  The parties agree that this is an arm's-length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement and the Ancillary Documents.

          9.4     Notices.

          All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax or telegram, as follows:

           (a)  if to the Seller:

                    Cogentrix of Oklahoma, Inc.
                    9405 Arrowpoint Boulevard
                    Charlotte, North Carolina 28273

                    Fax:                    (704) 529-1006
                    Telephone:         (704) 525-3800
                    Attention:           General Counsel

                    with a copy to:

                    Latham & Watkins LLP
                    885 Third Avenue
                    New York, New York 10022
                    Fax:                    (212) 751-4864
                    Telephone:         (212) 906-1200
                    Attention:           Warren H. Lilien, Esq.

           (b)  if to the Purchaser:

                    Manager, Energy Portfolio
                    Green Country Holding LLC
                    120 Long Ridge Road
                    Stamford, Connecticut 06927

                    Fax:                     (203) 961-5345
                    Telephone:          (203) 357-4890
                    Attention:            Kevin McCarthy

                    with a copy to:

                    Green Country Holding LLC
                    120 Long Ridge Road
                    Stamford, Connecticut 06927

                    Fax:                    (203) 357-6632
                    Telephone:         (203) 357-5600
                    Attention:           Bond K. Koga, Esq.

                    and to:

                    Chadbourne & Parke LLP
                    30 Rockefeller Plaza
                    New York, New York 10112

                    Fax:                    (212) 541-5369
                    Telephone:          (212) 408-5100
                    Attention:          J. Allen Miller, Esq.

or, in each case, at such other address as may be specified in writing to the other parties.

          All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day of such delivery, (x) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax or telegram, upon receipt of electronic confirmation of such transmission, if followed promptly by certified or registered mail.

          9.5     Parties in Acquired Interest; Assignment.

          This Agreement shall be binding upon and inure to the benefit of, and be binding on and enforceable against, the parties and their respective successors and permitted assigns, whether or not so expressed. This Agreement is not assignable by any party hereto without the prior written consent of all of the other parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, that, the Purchaser may assign this Agreement to an Affiliate without obtaining prior written consent of the Seller.

          9.6     Third-Party Beneficiaries.

          Except for Article VII, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and the successors and assigns permitted by Section 9.5, any right, remedy or claim under or by reason of this Agreement.

          9.7     Amendment; Waivers, etc.

          (a)  No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege under this Agreement, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges under this Agreement. No failure by any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof.

          (b)  The rights and remedies in this Agreement are cumulative and, except as otherwise expressly provided herein, none is exclusive of any other.

          9.8     Entire Agreement.

          This Agreement (including the Schedules referred to in or delivered under this Agreement), the Ancillary Documents and the other agreements executed by the Seller on the one hand and the Purchaser on the other hand and that reference this Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to their subject matters.

          9.9     Exclusive Remedies; Enforcement.

          Subject to Section 8.1, the remedies provided in Article VII constitute the sole and exclusive remedies available to each party hereto for recovery against the other party hereto for breach of, failure to comply with, or other failure to fulfill the representations, warranties, covenants, obligations and agreements set forth in this Agreement or in any schedule or certificate furnished hereunder, except that nothing in this Agreement shall limit the availability to a party of any remedy at equity, including specific performance for breach of any of the covenants of the other party contained herein, or rescission or any other remedy based upon allegations of fraud or willful misconduct in connection with this Agreement.

          9.10     Severability.

          If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision in this Agreement contained invalid, inoperative, or unenforceable to any extent whatsoever; provided, that if any of the provisions hereof are determined to be illegal, invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

          9.11     Counterparts.

          This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.

          9.12     Governing Law.

          THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

          9.13     Consent to Jurisdiction, etc.

          (a)  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York or any Federal court of the United States of America sitting in the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Transaction or any other transaction contemplated by this Agreement or for recognition or enforcement of any judgment relating to the Transaction any other transaction contemplated by this Agreement, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court of the State of New York or, to the extent permitted by Law, in such Federal court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          (b)  Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Transaction in any New York State or Federal court sitting in the Southern District of New York. Each of the parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c)  Each of the parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          9.14     Waiver of Punitive and Other Damages and Jury Trial.

          (a)  THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          (b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          (c)  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

          9.15     Confidentiality.

          Each party agrees to, and to cause its Affiliates to, treat in a confidential manner all information it receives from another party concerning such other party. Each party shall not, and shall cause its Affiliates not to, disclose such information to any Person other than: (a) to its employees, attorneys or agents and then only to the extent such disclosure, in the good faith determination of the disclosing party is necessary for the performance of the duties or responsibilities of such Person in connection with the Transaction; (b) to existing and potential lenders, investors and assignees, subject to customary confidentiality requirements; (c) in connection with any action, litigation or proceeding arising out of or in connection with this Agreement or the other documents delivered hereunder or the enforcement hereof and thereof (provided, however, no information concerning a party received by the another party hereunder may be used or furnished in connection with any other contemplated litigation, proceeding or any governmental investigation, except as permitted by subsection (d) of this Section); or (d) as may be required by applicable Law, in which case the disclosing party, to the extent practicable, shall notify promptly the other party of such disclosure. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of each of such transactions. The preceding sentence is intended to cause such transactions not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated by this Agreement or any tax matter or tax idea related to such transactions.

          9.16     Amendment and Restatement.

          This Agreement shall supercede the Original Purchase Agreement in its entirety. The parties hereto acknowledge and agree that from and after June 4, 2003, all references in the Ancillary Documents to the "Purchase Agreement" shall be deemed to refer without further amendment to this Agreement.

(the remainder of this page intentionally left blank)

                    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COGENTRIX OF OKLAHOMA, INC.

By:    /s/  James R. Pagano
         Name:  James R. Pagano
         Title:    Senior Vice President

GREEN COUNTRY ENERGY, LLC

By:     Cogentrix of Oklahoma, Inc.,
           its sole member

By:    /s/  James R. Pagano
         Name:  James R. Pagano
         Title:    Senior Vice President

GREEN COUNTRY HOLDING LLC

By:     Aircraft Services Corporation,
           its managing member

By:    /s/  Sushil K Verma
         Name:  Sushil K Verma
         Title:    Vice President